Hoku Scientific, Inc. Reports First Quarter Fiscal Year 2009 Results

KAPOLEI, Hawaii - July 16, 2008 - Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its first quarter ended June 30, 2008and provided a general update on its business.

Financial Results
Revenue for the quarter ended June 30, 2008 was $2.2 million from photovoltaic, or PV, system installation and related service contracts compared to $1.1 million from fuel cell contracts with the U.S. Navy in the same period in fiscal 2008. As of June 30, 2008 and March 31, 2008, deferred revenue of $24,000 and $36,000, respectively, was attributable to a PV system installation and related service contracts.

Net income, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended June 30, 2008 was $178,000, or $0.01 per diluted share compared to a net loss of $653,000, or $0.04 per diluted share, for the same period in fiscal 2008. Net income was primarily due to unrealized gains related to foreign currency forward contracts.

Non-GAAP net income for the quarter ended June 30, 2008 was $646,000 or $0.03 per diluted share, compared to non-GAAP net loss of $340,000, or $0.02 per diluted share, for the same period in fiscal 2008. Non-GAAP net income for the quarter ended June 30, 2008 and non-GAAP net loss for the quarter ended June 30, 2007 excludes non-cash stock-based compensation of $468,000 and $313,000, respectively. The accompanying schedules provide a reconciliation of net income (loss) and net income (loss) per share computed on a GAAP basis to net income (loss) and net income (loss) per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific said, “We were able to meet our revenue guidance for the first quarter ended June 30, 2008 and believe we remain on track to meet our fiscal year 2009 guidance of $15 million to $18 million. As we previously stated, we expect to see losses as we increase our efforts in supporting polysilicon manufacturing and PV systems installation service businesses; however, we are excited that we were able to reduce our losses compared to the same period in the prior year and achieve profitability.”

Business Updates

Polysilicon Plant Construction Update

Hoku Scientific, through its wholly owned subsidiary Hoku Materials, Inc., is currently building a polysilicon production facility in Pocatello, Idaho, where it plans to produce up to 3,500 metric tons of polysilicon per year for the solar industry. Hoku Materials has substantially completed the technology integration engineering phase, the excavation and installation of the foundations for underground utility racks, the reactor building, and the vent gas recovery system have been completed, and the erection of structural steel is in progress.

In addition, Hoku Materials is on schedule to receive its first polysilicon reactor shipment in August, and is focusing on the reactor demonstration tests scheduled for the fourth quarter of calendar year 2008. Hoku Materials remains on track to begin operating the facility and producing polysilicon in the first half of calendar year 2009, prior to the plant’s final completion date.

“We continue to make progress in the engineering, procurement and construction of our polysilicon production plant. The next significant construction milestone is the first delivery of the polysilicon reactors in August, which we believe puts us in position to complete our pilot demonstration in the fourth quarter of calendar year 2008,” said Dustin Shindo.

Polysilicon Plant Financing Update

Hoku Materials estimates that it will cost approximately $390 million to engineer, procure and construct its planned 3,500 metric ton per annum polysilicon production plant, which will be funded through a combination of $240 million in customer product prepayment commitments, Hoku Scientific’s available cash and debt and/or equity financing.

Hoku Materials believes it will need to make payments of $111 million for engineering, procurement and construction in order to complete pilot production in the fourth quarter of calendar year 2008. As of June 30, 2008, the amount contributed to the project was at $58 million, and Hoku Materials plans to fund the remaining $53 million of the $111 million it believes it needs to complete pilot production, through Hoku Scientific’s available cash, proceeds from sales of common stock under the Equity Distribution Agreement with UBS Securities LLC, or UBS, equipment leasing and other debt financing, and with potential additional prepayments from new customers who may sign long-term contracts for the remaining 300-500 metric tons per annum of unallocated polysilicon production. If the pilot production demonstration is successful, Hohu Materials would thereafter commence one or more subsequent debt or equity offerings to raise an additional $56 million, which together with the release of the remaining customer commitments, is expected to be sufficient to complete the construction of its polysilicon plant.

Hoku Materials currently has polysilicon supply contracts with Sanyo Electric Co. Ltd., or Sanyo, Wuxi Suntech Power Co., Ltd., or Suntech, Global Expertise Wafer Division, or GEWD, and Solarfun Power Hong Kong Limited, or Solarfun for the delivery of polysilicon over a seven to ten-year period. The future revenue of these contracts is up to approximately $1.7 billion in the aggregate over their respective periods. Hoku Materials has amended its polysilicon supply contracts with Suntech and Solarfun, to revise the financing deadline to December 31, 2008, and to reduce the amount of capital that it is required to be raised by that date to $75 million, including the $25 million previously raised through our private placement of our common stock. While Hoku Materials has not amended the financing deadlines in its polysilicon agreements with Sanyo and GEWD, which deadlines expired on May 31, 2008, Hoku Materials maintains an open dialogue with each of these parties; as such, Hoku Materials does not currently plan to terminate either of these contracts, and believes that neither Sanyo nor GEWD will terminate their respective contracts. However, Hoku Materials cannot guarantee that either it, Sanyo or GEWD will not terminate these contracts. If any of the contracts with Sanyo, GEWD, Suntech or Solarfun is terminated, Hoku Materials’s business will be materially harmed. In addition, Hoku Materials will be required to return any deposits and advance payments received up to the date of the termination, which is $17 million in aggregate for the four supply agreements and it will need to secure new funds in order to finance the construction of its polysilicon production plant.

“In June 2008, we entered into an Equity Distribution Agreement with UBS,” said Dustin Shindo. “The agreement provides that we may offer and sell shares of our common stock at market price having an aggregate offering amount of up to $54,000,000 through UBS, as sales agent. Common stock sales under the program began on June 12, 2008, with aggregate sales through June 30, 2008 of 527,815 shares, resulting in gross proceeds to Hoku Scientific of $3.3 million. Beginning on July 1, 2008, we suspended the program until the announcement of our financial and other information related to the quarter ended June 30, 2008. We expect to begin selling shares under the program within the next two weeks.

“We want to make it clear that we closely monitor the dilutive effect that this program has and are not taking the approach to maximize our proceeds as evident by the number of shares sold. The most important takeaways are that we have a financing plan in place that we believe will allow us to generate the cash necessary to meet our goal of pilot production in the fourth quarter of calendar year 2008 and that we are looking towards alternative non-equity financing options to reduce the number of shares sold. We have recently announced the acceptance of an offer of $5.8 million for the purchase of our land and building in Kapolei, Hawaii and are in discussions to finance the acquisition of certain production equipment, which we did not previously plan on acquiring through a financing arrangement. We are also in discussions for the sale of our unallocated polysilicon production capacity which could generate additional prepayments for the construction of our plant.”

Hoku Solar Update

Hoku Scientific’s wholly-owned subsidiary, Hoku Solar, Inc., markets, sells and installs turnkey photovoltaic, or PV, power systems in Hawaii.

Dustin Shindo said, “In June, we completed an over 250 kilowatt PV system installation for Paradise Beverages. We also have substantially completed the detailed design and engineering work and expect to begin the installation in August of a 218 kilowatt PV system in which we will sell the power generated by that system over a 20-year period to Hawaiian Electric Company. We expect to complete the Hawaiian Electric Company installation during the quarter ended September 30, 2008, along with residential installations related to our program with D.R. Horton-Schuler Division, a wholly owned subsidiary of D.R. Horton, Inc. at the Kahiwelo at Makakilo Development in Kapolei, Hawaii.”

Summary

“In summary, we believe we have taken great strides in the quarter ended June 30, 2008,” said Dustin Shindo. “We continued to make progress in the construction of our polysilicon plant and set in place a path to complete the necessary financing. We also continue to successfully install PV systems in Hawaii and expect to sign new installation contracts during the remainder of this fiscal year.”

Forward Guidance
The Company’s general policy is to provide revenue guidance for the next fiscal quarter. Fluctuations in revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of photovoltaic system installations, and our ability to obtain third party financing for our power purchase contracts. Based on its current outlook, the Company expects revenue for the second quarter ending September 30, 2008 to be in the range of $1.6 million to $2.0 million. In addition, the Company expects that it will need to increase its efforts in supporting a polysilicon manufacturing and PV systems installation service business, develop its products and expand its corporate infrastructure. As a result the Company expects its costs to continue to increase significantly and expects to incur losses for the foreseeable future. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information
Hoku Scientific has scheduled a conference call on Wednesday, July 16, 2008 at 5:00 p.m., Eastern Time, to discuss results for the Company’s first quarter fiscal year 2009 ended June 30, 2008 and the Company’s business outlook. All interested parties are invited to call-in. To participate, please call (719) 325-4911. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s website until the Company’s conference call to discuss its financial results for its third quarter fiscal 2009.

About Hoku Scientific, Inc.
Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems and related services in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Solar, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.
Contacts:

Hoku Scientific, Inc. (808) 682-7800 ir@hokusci.com

Forward-Looking Statements
This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials's ability to successfully raise sufficient funds to establish a polysilicon manufacturing facility within the time required in its contracts with Sanyo Electric Co., Ltd., Global Expertise Wafer Division Ltd., Wuxi Suntech Power Co., Ltd., and Solarfun Power Hong Kong Limited or at all; whether or not Hoku Materials or Global Expertise Wafer Division Ltd. terminate their polysilicon supply agreement, whether or not Hoku Materials or Sanyo Electric Co., Ltd., terminate their polysilicon supply agreement, the cost to engineer, procure and construct Hoku Materials’s planned polysilicon facility; its ability to engineer and construct a production plant for polysilicon; Hoku Materials's ability to manufacture polysilicon; Hoku Materials's forecasted revenue from the potential future sale of polysilicon, and its ability to secure additional prepayments from the sale of 300-500 metric tons of annual unallocated production capacity; Hoku Materials's ability to meet the delivery schedules in its customer contracts; its ability to successfully achieve the milestones in its contracts with Sanyo Electric, Co., Ltd., Global Expertise Wafer Division Ltd., Wuxi Suntech Power Co., Ltd. and Solarfun Power Hong Kong Limited; the ability of its vendors, contractors and consultants to meet the delivery schedules in their respective agreements with Hoku Materials; Hoku Materials's costs to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products; and Hoku Materials's plans for future expansion of its polysilicon production facilities. These statements also relate to Hoku Solar's ability to successfully complete PV system installations; its ability to obtain third party financing for Hoku Solar’s power purchase agreement with Hawaiian Electric Company; the performance and durability of Hoku Solar's PV systems; the cost to procure and install the PV systems, its ability to offer pricing that is competitive with competing products and expected future revenue from the PV systems installation business. These statements also relate to Hoku Scientific, Hoku Materials and Hoku Solar's future financial performance, including revenue and gross margin projections; Hoku Scientific, Hoku Materials and Hoku Solar's business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information
To supplement Hoku Scientific’s financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income and net income per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income and non-GAAP net income per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2008	2007
Service and license revenue	$2,208	$1,098
Cost of service and license revenue (1)	1,524	758
Gross margin	684	340
Operating expenses:
Selling, general and administrative (1)	1,244	1,168
Research and development (1)	---	43
Total operating expenses	1,244	1,211
Loss from operations	(560)	(871)
Interest and other income	738	218
Net income (loss)	$178	$(653)

Basic net income (loss) per share	$0.01	$(0.04)

Diluted net income (loss) per share	$0.01	$(0.04)

Shares used in computing basic net income (loss) per share	19,711,917	16,541,166

Shares used in computing diluted net income (loss) per share	20,055,606	16,541,166

_________________________________________
(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$4	$30
Selling, general and administrative	464	247
Research and development	---	36
Total	$468	$313

HOKU SCIENTIFIC, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2008 (unaudited)	March 31, 2008
Assets
Cash and cash equivalents	$5,255	$27,768
Short-term investments	2,993	1,992
Inventory	1,669	803
Accounts receivable	944	113
Costs of uncompleted contracts	42	54
Property and equipment held for sale	4,918	29
Other current assets	2,595	3,787

Total current assets	18,416	34,546
Property, plant and equipment, net	57,734	33,563

Total assets	$76,150	$68,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$8,705	$3,258
Deferred revenue	24	36
Deposits	4,000	4,000
Other current liabilities	751	1,820

Total current liabilities	13,479	9,114
Deposits	13,000	13,000

Total liabilities	26,480	22,114
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value. Authorized 5,000,000 shares; no shares issued and outstanding as of June 30, 2008 and March 31, 2008.	—	—
Common stock, $0.001par value. Authorized 100,000,000 shares; issued and outstanding 20,390,931 and 19,786,420 shares as of June 30, 2008 and March 31, 2008, respectively.	20	20

Additional paid-in capital	61,764	58,182
Accumulated deficit	(12.114)	(12,207)
Accumulated other comprehensive loss	—	—

Total stockholders’ equity	49,670	45,995

Total liabilities and stockholders’ equity	$76,150	$68,109

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Income (Loss) and GAAP Net Income (Loss) per share to Non-GAAP Net Income (Loss) and Non-GAAP Net
Income (Loss) per share
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2008	2007
GAAP net income (loss)	$178	$(653)
Stock-based compensation expense	468	313

Non-GAAP net income (loss)	$646	$(340)

GAAP basic net income (loss) per share	$0.01	$(0.04)
Basic stock-based compensation expense per share	0.02	0.02

Non-GAAP basic net income (loss) per share	$0.03	$(0.02)

GAAP diluted net income (loss) per share	$0.01	$(0.04)
Diluted stock-based compensation expense per share	0.02	0.02

Non-GAAP diluted net income (loss) per share	$0.03	$(0.02)